Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

THIS SEPARATION PAY AGREEMENT AND GENERAL RELEASE (the “Agreement”) dated as of January 5, 2011, is entered into between Frank D. Forward (the “Executive”), and BJ’s Wholesale Club, Inc. (“BJ’s”) a Delaware corporation, whose principal office is One Mercer Road, Natick, Massachusetts 01760.

WHEREAS, the parties wish to resolve finally the Executive’s conclusion of employment with BJ’s and any claims that the Executive may have arising out of the Executive’s employment with BJ’s, and establish the terms of a transition with a release of claims;

NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, BJ’s and the Executive agree as follows:

1.	Employment End Date. The Executive’s duties and responsibilities as Executive Vice President, Chief Financial Officer of BJ’s will terminate on January 29, 2011 (the “Employment End Date”).

2.	Severance Compensation and Benefits. In return for the execution and non-revocation of the Agreement no later than February 4, 2011, and provided that on or before such date the Executive signs and does not revoke the release attached hereto as Exhibit A, BJ’s agrees to provide the Executive with the following compensation and benefits:

a)	Separation Pay. Executive shall receive weekly payments in accordance with BJ’s regular payroll practices of $9,904.00 for the period commencing on January 29, 2011 and ending on March 9, 2012, less all applicable withholding for income and employment taxes. BJ’s and Executive acknowledge that Executive’s separation from service with BJ’s is voluntary, that Executive is, therefore, not entitled to separation pay under any other agreement, including an Employment Agreement dated August 1, 2008, and that Executive’s right to separation pay arises solely under this Agreement and constitutes consideration beyond that to which he was previously entitled.

b)	Additional Payment. In addition, BJ’s shall pay Executive the separate sum of $455,568 divided into weekly installments commencing March 16, 2012 and ending February 1, 2013.

c)	Insurance Benefits. Executive and his family will be covered by BJ’s medical, dental and life insurance plans from January 29, 2011 through February 1, 2013 to the extent that they receive such coverage as of the Employment End Date; thereafter Executive will be eligible to participate in BJ’s COBRA program for a period of three years, and thereafter Executive and spouse will be eligible to participate in BJ’s retiree medical program.

d)	Restricted Stock Awards. In recognition of the forfeiture of the Executive’s unvested restricted stock which may result under the terms of BJ’s stock incentive plans as a result of Executive’s ending his employment with BJ’s, the Executive shall receive the following payments on the dates indicated:

Payment Date	Payment Amount
7/29/11	$660,000
5/21/12	$660,000
6/6/13	$440,000

e)	Other Benefits. Except as provided above, the Executive’s eligibility to participate in any of BJ’s employee benefits plans and programs shall cease.

f)	Estate Payments. In the event of Executive’s death, any of the amounts set out in paragraphs (a), (b) and (d) of this Section shall be paid to the Executive’s estate.

3.	Agreement Not to Solicit or Compete.

a)	From January 29, 2011 through February 1, 2013, the Executive will not directly or indirectly:

1)	Engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with BJ’s business, including any store or business operated or owned by Wal-Mart Stores, Inc., Costco Wholesale Corporation, or any of the respective affiliates thereof; or

2)	Either alone or in association with others (i) solicit, or permit any organization directly or indirectly controlled by the Executive to solicit, any employee of BJ’s to leave the employ of BJ’s, or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Executive to solicit for employment, hire or engage as an independent contractor, any person employed by BJ’s during the period January 29, 2011 through February 1, 2013.

b)	Interpretation. If any restriction set forth in Section 3(a) is found by any court to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend to the maximum extent it may be enforceable.

c)	Equitable Remedies. The restrictions contained in this Section 3 are necessary for the protection of the business and goodwill of BJ’s and are considered by the Executive to be reasonable for such purpose. The Executive agrees that, in the event of any such breach or threatened breach of this section, in addition to such other remedies which may be available, BJ’s shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 3, and the Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

4.	Proprietary Information.

a)	The Executive agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning BJ’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of BJ’s.

b)	The Executive agrees that all documents, electronic or other tangible material containing Proprietary Information, whether created by the Executive or others shall be and are the exclusive property of BJ’s. All such materials or copies thereof and all tangible property of BJ’s, shall be delivered to BJ’s upon the earlier of (i) a request by BJ’s or (ii) the Employment End Date, unless such materials are necessary for Executives continued work with BJ’s under a written contractual arrangement.

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c)	The Executive agrees not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above without written approval by an executive officer of BJ’s.

d)	The restrictions contained in this Section 4 are necessary for the protection of the business and goodwill of BJ’s and are considered by the Executive to be reasonable. The Executive agrees that any breach of this Section 4 is likely to cause BJ’s substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Executive agrees that BJ’s, in addition to such other remedies which may be available, shall have the right to obtain an injunction restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 4, and the Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

5.	Release of Claims. In consideration of BJ’s entering into this Agreement and the promises and benefits provided herein, the Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges BJ’s and its current and former officers, directors, stockholders, corporate affiliates, subsidiaries, predecessors, agents, employees and attorneys (the “Released Parties”) from any and all claims, actions and causes of action, whether now known or unknown, that he has or at any other time had, or shall or may have against those Released Parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which he signs this Agreement, including, but not limited to, any common law or statutory claims relating to his employment or termination from employment such as claims of wrongful termination in violation of public policy or under any other theory, breach of contract, fraud, negligent misrepresentation, defamation, infliction of emotional distress, or any other tort claim; claims of discrimination or harassment based upon national origin, race, age, sex, disability, sexual orientation or retaliation under the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans With Disabilities Act, or any other applicable Federal, State, or local law prohibiting discrimination; claims under the federal Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act or any other federal, state or local law, rule, regulation or ordinance that is applicable to my employment with the Company; or claims for vacation, sick or personal leave pay, short term or long term disability benefits, or payment pursuant to any practice, policy, handbook or manual of BJ’s. Executive acknowledges that he has no lawsuits, claims or actions pending in his name or on his behalf against the Released Parties, and also expressly waives any and all remedies that may be available under any statute or the common law, including, without limitation, back pay, front pay, other damages, attorney’s fees, court costs and reinstatement.

6.	Indemnification. BJ’s agrees to hold harmless and indemnify Executive, including reasonable attorney’s fees, costs and for all claims arising out of any lawsuits, charges of discrimination, or wage claims, for which the Executive would be indemnified if an employee of BJ’s.

7.	Future Cooperation. Following the Employment End Date, the Executive agrees to cooperate with BJ’s and all of its affiliates (including its outside counsel) in connection with the contemplation, prosecution and defense of existing, past and future litigation and regulatory or administrative actions about which BJ’s believes the Executive may have knowledge.

8.	Notices. Any and all notices to be given hereunder shall be in writing and shall be given to another party if personally served, or if sent by Federal Express or a similar national overnight carrier (“Federal Express”). If such notice is served personally, notice shall be deemed constructively made at the time of such personal service. If such notice, is given by Federal Express, such notice shall be conclusively deemed given one day after delivery to Federal Express addressed to the party to whom such notice is to be given as follows:

If to Executive:	Frank D. Forward.
At his home address as of the date of this Agreement

If to the Company:	General Counsel
BJ’s Wholesale Club, Inc
25 Research Drive
Westborough, MA 01581

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9.	Amendment. This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto.

10.	Assignment. The rights and obligations of BJ’s shall inure to the benefit of and shall be binding upon the successors and assigns of BJ’s. The rights and obligations of the Executive are not assignable except only those payments payable to the Executive after the Executive’s death, which shall be made to the Executive’s estate.

11.	Waiver of Rights. No delay or omission by BJ’s in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by BJ’s on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

12.	Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, excluding the general release language, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement. However, if the general release language is found to be invalid, the Executive agrees to execute a valid release of the claims which are the subject of this Agreement.

13.	Confidentiality. The Executive understands and agrees that as a condition for payment to the Executive of separation pay pursuant to Section 2, the terms and contents of this Agreement and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by the Executive and the Executive’s spouse, advisors and attorneys and shall not be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by BJ’s.

14.	Acknowledgments and Revocation. The Executive affirms that no other promises or agreements of any kind have been made to or with the Executive by any person or entity to cause the Executive to sign this Agreement and that he understands the terms herein. The Executive acknowledges that the Executive has been given at least twenty-one days to consider this Agreement, and that BJ’s has advised the Executive to consult with an attorney of his own choosing prior to signing this Agreement. The Executive further understands that he may revoke this Agreement for a period of seven days after the Executive signs it. Any revocation within this period must be submitted, in writing, as provided for in Section 8 of this Agreement. This Agreement shall not be effective or enforceable until the expiration of the revocation period. Executive understands and agrees that by entering into this Agreement he is waiving all rights or claims the Executive might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that the Executive has received consideration beyond that to which he was previously entitled.

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15.	Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions, and Executive consents to jurisdiction of the courts of the Commonwealth of Massachusetts for the resolution of any matter arising under this Agreement.

16.	Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to Executive’s termination of employment with BJ’s, separation pay and the settlement of claims against BJ’s and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith.

IN WITNESS WHEREOF, the parties hereto set their hands and seals to this Agreement as of the day and year first above written.

/s/ Frank D. Forward
Frank D. Forward

BJ’S WHOLESALE CLUB, INC

By	/s/ Laura J. Sen
Laura J. Sen
President and Chief Executive Officer

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EXHIBIT A

GENERAL RELEASE

In consideration of the promises made in the SEPARATION PAY AGREEMENT AND GENERAL RELEASE dated January 5, 2011, between Frank Forward (the “Executive”) and BJ’s Wholesale Club, Inc. (“BJ’s”), the Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges BJ’s and its current and former officers, directors, stockholders, corporate affiliates, subsidiaries, predecessors, agents, employees and attorneys (the “Released Parties”) from any and all claims, actions and causes of action, whether now known or unknown, that he has or at any other time had, or shall or may have against those Released Parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which he signs this Agreement, including, but not limited to, any common law or statutory claims relating to his employment or termination from employment such as claims of wrongful termination in violation of public policy or under any other theory, breach of contract, fraud, negligent misrepresentation, defamation, infliction of emotional distress, or any other tort claim; claims of discrimination or harassment based upon national origin, race, age, sex, disability, sexual orientation or retaliation under the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans With Disabilities Act, or any other applicable Federal, State, or local law prohibiting discrimination; claims under the federal Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act or any other federal, state or local law, rule, regulation or ordinance that is applicable to my employment with the Company; or claims for vacation, sick or personal leave pay, short term or long term disability benefits, or payment pursuant to any practice, policy, handbook or manual of BJ’s. Executive acknowledges that he has no lawsuits, claims or actions pending in his name or on his behalf against the Released Parties, and also expressly waives any and all remedies that may be available under any statute or the common law, including, without limitation, back pay, front pay, other damages, attorney’s fees, court costs and reinstatement.

January 5, 2011	/s/ Frank D. Forward
Date	Frank D. Forward

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